CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post –Effective Amendment No. 25 to Registration Statement No. 033-11420 of Nicholas Limited Edition, Inc. on Form N-1A of our report dated February 6, 2006, relating to the financial statements and financial highlights of Nicholas Limited Edition, Inc. appearing in the Annual Report on Form N-CSR of Nicholas Limited Edition, Inc. for the year ended December 31, 2005, and to the reference to us under the heading “Independent Registered Public Accounting Firm and Legal Counsel” in the Statement of Additional Information, which is part of this Registration Statement. We also consent to the reference to us under the heading “Financial Highlights” in the Prospectus, which is also part of this Registration Statement.

Milwaukee, WI April 27, 2006